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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     MEDICAL STAFFING NETWORK HOLDINGS, INC.

                                 * * * * * * * *

          MEDICAL STAFFING NETWORK HOLDINGS, INC., a Delaware corporation (the "CORPORATION"), hereby certifies as follows:

          1. The name of the Corporation is MEDICAL STAFFING NETWORK HOLDINGS, INC. The Corporation was originally incorporated under the name MSN Holdings, Inc. and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 24, 1998. The original Certificate of Incorporation was restated on September 30, 1998, and the Restated Certificate of Incorporation was corrected on October 23, 1998 and restated on March 1, 1999, May 4, 2000 and October 26, 2001 and was amended on January 16, 2002.

          2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

          3. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") and by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          4. The text of the Certificate of Incorporation of the Corporation is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I.

          The name of the corporation is MEDICAL STAFFING NETWORK HOLDINGS, INC.

                                   ARTICLE II.

          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

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                                  ARTICLE III.

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV.

          The total authorized capital stock of the Corporation shall be 90 million (90,000,000) shares consisting of (i) 75 million (75,000,000) shares of Common Stock, $.01 par value per share ("COMMON STOCK"), and (ii) fifteen million (15,000,000) shares of Preferred Stock, $.01 par value per share ("PREFERRED STOCK").

          (a)    COMMON STOCK.

          (i) DIVIDENDS. Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

          (ii) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, after payment or provision for payment to the holders of the Corporation's Preferred Stock, if any, of the amounts to which they may be entitled, the remaining assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock irrespective of class.

          (iii) VOTING. Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of stockholders.

          (b) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the

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resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

                                   ARTICLE V.

          In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be made, altered, amended or repealed by two-thirds of the stockholders entitled to vote for the Board of Directors or by a majority of the entire Board of Directors.

                                   ARTICLE VI.

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be no fewer than three (3) and no more than fifteen (15) and such number shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

          (b) Upon the effectiveness of this Amended and Restated Certificate of Incorporation by filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME"), the Board of Directors shall be divided into three classes to be designated as Class I, Class II and Class III. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. The Board of Directors, by resolution, shall designate the class in which each of the directors then in office shall serve upon such classification. The terms of office of the classes of directors so designated by the Board of Directors shall expire at the times of the annual meetings of the stockholders as follows: Class I on the first annual meeting of stockholders following the Effective Time, Class II on the second annual meeting following the Effective Time and Class III on the third annual meeting following the Effective Time, or thereafter in each case when their respective successors are elected and qualified. At subsequent annual elections, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term ending at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified.

          (c) A director may be removed from office only for cause and only by vote of at least a majority of the outstanding stock entitled to vote in an election of directors. Any vacancy on the Board of Directors, however resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

          (d)    Elections of directors need not be by written ballot.

                                  ARTICLE VII.

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          (a)    The Corporation shall indemnify to the fullest extent
authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

          (c) This indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

          (d) Neither the amendment nor repeal of paragraph (a), (b) or (c) of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with paragraph (a), (b) or
(c) of this Article VII, shall eliminate or reduce the effect of paragraphs (a),
(b) and (c) of this Article VII, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to paragraph (a), (b) or (c) of this Article VII, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

          (e) No director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

          (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

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          (ii)   for acts or omissions not in good faith or which involve
     intentional misconduct or a knowing violation of law;

          (iii) under Section 174 of the General Corporation Law of the State of Delaware; or

          (iv) for any transaction from which a director derived an improper personal benefit.

          If the General Corporation Law of the State of Delaware is amended after the date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

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          IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its President and Chief Executive Officer April 23, 2002.

                              MEDICAL STAFFING NETWORK HOLDINGS, INC.


                              BY: /s/ Robert J. Adamson
                                 -----------------------------------------------
                                  Name:  Robert J. Adamson
                                  Title: President and Chief Executive Officer